FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

Cutera Reports Third Quarter 2010 Results

BRISBANE, Calif., November 1, 2010 -- Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the third quarter ended September 30, 2010.

Third quarter 2010 revenue was $12.1 million, compared to $12.2 million in the same period last year.  Net loss for the third quarter of 2010 was $3.5 million, or $0.25 per diluted share.

Kevin Connors, President and CEO of Cutera, stated, “Our quarterly and year-to-date revenue through the third quarter in 2010, has remained flat, compared to the same periods in 2009. We believe this may indicate that our overall revenue decline has stabilized.  During the third quarter of 2010, international revenue increased by 7%, which was offset by a 13% decrease in our U.S. revenue, when compared to the third quarter of 2009.  We are pleased with the growth in our international revenue, which was sourced primarily from our operations in Japan. In Japan, revenue from products and upgrades, as well as our recently expanded product offering of cosmeceuticals and dermal fillers, increased year over year.”

“We are not pleased with the decrease in our U.S. revenue but believe our new and expected product introductions will position us for better future results.  We are encouraged with the significant progress made to date on our new product development efforts.    In the third quarter of 2010, we received CE mark approval and launched our Genesis Plus product – a standalone product for the treatment of toenail fungus as well as rejuvenation applications.  We are on target to introduce our “top of class” vascular laser, which has an FDA clearance for broad vascular applications, at the American Academy of Dermatology meeting in February 2011.   In addition, we plan to release a third product in the second half of 2011.”

Mr. Connors added, “We remain focused on key initiatives to increase future revenue levels and leverage our business model, which we expect will result in improved profitability.  While the near-term prospects for our industry are difficult to predict, we believe that our worldwide distribution network, strong balance sheet with approximately $98 million in cash and investments – with no debt – a broad portfolio of products, and various research and development projects underway, offer continuing, long-term opportunities for our company.”

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on November 1, 2010. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on November 15, 2010. In addition, you may call (877) 407-0784 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to leverage its business model, increase revenue, manage costs and expenses, generate additional cash, increase profitability, develop and commercialize existing and new products and applications, and statements regarding long-term prospects and opportunities are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein.  Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include the current economic uncertainty, which may reduce consumer demand for its products, cause potential customers to delay their purchase decisions and make it more difficult for some potential customers to obtain credit financing; its ability to increase revenue, manage costs and expenses and improve sales productivity and  performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to its operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 1, 2010. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's third quarter ended September 30, 2010 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	June 30,	December 31,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$21,703	$31,697	$22,829
Marketable investments	69,154	60,317	76,780
Accounts receivable, net	3,024	3,824	3,327
Inventories	7,144	6,955	6,408
Deferred tax asset	204	185	175
Other current assets and prepaid expenses	2,855	3,020	2,785
Total current assets	104,084	105,998	112,304

Property and equipment, net	624	708	847
Long-term investments	6,683	7,115	7,275
Intangibles, net	685	733	829
Deferred tax asset, net of current portion	97	97	97
Total assets	$112,173	$114,651	$121,352

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,701	$1,495	$1,081
Accrued liabilities	5,821	5,922	9,048
Deferred revenue	5,757	5,898	6,160
Total current liabilities	13,279	13,315	16,289

Deferred rent	1,504	1,303	1,493
Deferred revenue, net of current portion	1,302	1,373	1,968
Income tax liability	566	732	749
Total liabilities	16,651	16,723	20,499

Stockholders’ equity:
Common stock	14	14	13
Additional paid-in capital	89,296	88,189	85,248
Retained earnings	8,016	11,475	17,254
Accumulated other comprehensive loss	(1,804)	(1,750)	(1,662)
Total stockholders' equity	95,522	97,928	100,853
Total liabilities and stockholders' equity	$112,173	$114,651	$121,352

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Net revenue	$12,092	$12,217	$12,171
Cost of revenue	5,661	5,335	4,910
Gross profit	6,431	6,882	7,261

Operating expenses:
Sales and marketing	5,799	6,452	5,112
Research and development	1,871	1,506	1,684
General and administrative	2,352	2,744	2,121
Total operating expenses	10,022	10,702	8,917
Loss from operations	(3,591)	(3,820)	(1,656)
Interest and other income, net	132	141	288
Loss before income taxes	(3,459)	(3,679)	(1,368)
Provision for income taxes	-	82	12,126
Net Loss	$(3,459)	$(3,761)	$(13,494)

Net loss per share:
Basic and Diluted	$(0.25)	$(0.28)	$(1.01)

Weighted-average number of shares used in per share calculations:
Basic and Diluted	13,589	13,501	13,382

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Cash flows from operating activities:
Net loss	$(3,459)	$(3,761)	$(13,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,081	1,761	895
Tax benefit from stock-based compensation	-	-	111
Depreciation and amortization	167	199	211
Provision for excess and obsolete inventories	131	109	(256)
Provision for doubtful accounts receivable	(7)	(2)	(3)
Gain on sale of marketable investments, net	8	23	-
Change in deferred tax asset	(19)	(7)	10,506
Changes in assets and liabilities:
Accounts receivable	807	(334)	196
Inventories	(320)	(111)	1,074
Other current assets and prepaid expenses	672	689	2,539
Accounts payable	206	(403)	85
Accrued liabilities	148	(1,446)	(575)
Deferred rent	(48)	(55)	64
Deferred revenue	(212)	(593)	(1,014)
Income tax liability	(166)	3	(485)
Net cash used in operating activities	(1,011)	(3,928)	(146)

Cash flows from investing activities:
Acquisition of property and equipment	(35)	(63)	-
Proceeds from sales of marketable and long-term investments	9,099	14,711	4,442
Proceeds from maturities of marketable investments	14,810	5,200	8,315
Purchase of marketable investments	(32,884)	(7,021)	(13,911)
Net cash provided by (used in) investing activities	(9,010)	12,827	(1,154)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	27	279	157
Net cash provided by financing activities	27	279	157

Net increase (decrease) in cash and cash equivalents	(9,994)	9,178	(1,143)
Cash and cash equivalents at beginning of period	31,697	22,519	35,445
Cash and cash equivalents at end of period	$21,703	$31,697	$34,302

CUTERA, INC.
CONSOLIDATED REVENUE HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended
	September 30,	% of	June 30,	% of	September 30,	% of
	2010	Revenue	2010	Revenue	2009	Revenue
Revenue By Geography:
United States	$4,214	35%	$4,784	39%	$4,825	40%
International	7,878	65%	7,433	61%	7,346	60%
	$12,092		$12,217		$12,171

Revenue By Product Category:
Products (1)	$5,767	48%	$5,676	46%	$5,964	49%
Upgrades	1,414	12%	1,338	11%	1,352	11%
Service	3,166	26%	3,437	28%	3,210	26%
Titan hand piece refills	647	5%	960	8%	1,287	11%
Dermal fillers and cosmeceuticals (1)	1,098	9%	806	7%	358	3%
	$12,092		$12,217		$12,171

(1) Beginning in 2010, we classified revenue from dermal fillers and cosmeceuticals product in the revenue category ‘Dermal fillers and cosmeceuticals.’ Previously, we classified these sales in the revenue category ‘Products.’ As such, we reclassified the 2009 revenue from ‘Products’ to ‘Dermal fillers and cosmeceuticals.’